Exhibit 10.1

ATLAS RESOURCE ESCROW CORPORATION

as Grantor

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee and Escrow Agent

ESCROW AND SECURITY AGREEMENT

DATED July 30, 2013

THIS ESCROW AND SECURITY AGREEMENT (as may be amended from time to time this “Agreement”) is made on July 30, 2013, among:

(1)	ATLAS RESOURCE ESCROW CORPORATION, a Delaware corporation (the “Escrow Issuer” or the “Grantor”);

(2)	WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as trustee under the Indenture (the “Trustee”); and

(3)	WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as escrow agent (together with its successors and assigns, the “Escrow Agent”)

(each, a “Party” and, together, the “Parties”).

WHEREAS:

(A)	Pursuant to the Indenture (the “Indenture”), dated as of July 30, 2013, among the Escrow Issuer and the Trustee, the Escrow Issuer will issue $250.0 million in aggregate principal amount of 9.25% Senior Notes due 2021 (the “Notes”) in a private placement (the “Offering”). The Notes are being initially sold pursuant to that certain Purchase Agreement, dated July 25, 2013 (the “Purchase Agreement”), among the Escrow Issuer, Atlas Energy Holdings Operating Company, LLC (the “Company”), Atlas Resource Finance Corporation (“FinCo” and together with the Company, the “Issuers”) and Deutsche Bank Securities Inc. (the “Representative”), on behalf of itself and the other initial purchasers named therein (the “Initial Purchasers”), and in connection with the Offering, the Grantor prepared a preliminary offering memorandum, dated July 23, 2013, and an offering memorandum, dated July 25, 2013 (the “Offering Memorandum”).

(B)	The Issuers intend to use the proceeds of the Offering to partially fund the proposed acquisition (the “Acquisition”) by Atlas Energy L.P. and Atlas Resource Partners, L.P. (the “Buyers”) of certain assets of EP Energy E&P Company, L.P. (the “Acquired Assets”).

(C)

Concurrently with the issuance of the Notes, (i) the Escrow Issuer will cause the Initial Purchasers to be deposited with the Escrow Agent $243,242,500 by wire transfer of immediately available funds pursuant to the wire instructions specified in Schedule A-1 representing the net proceeds from their sale of the Notes (after deducting the Initial Purchasers Discount (as defined below)) (the “Notes Proceeds”), (ii) the Grantor or its designee or designees will deposit, or will cause to be deposited with the Escrow Agent, $5,000,000 by wire transfer of immediately available funds pursuant to the wire instructions specified in Schedule A-1 representing an amount equal to the difference between the Notes Proceeds and the gross proceeds from the sale of the Notes (the “Stub Amount”), (iii) the Grantor or its designee or designees will deposit, or will cause to be deposited with the Escrow Agent, $4,303,819.44 by wire transfer of immediately available funds pursuant to the wire instructions specified in Schedule A-1 (the “Interest Amount”) and (iv) the Grantor or its designee or designees will deposit, or will cause to be deposited with the Escrow Agent, $1,757,500 by wire transfer of immediately available funds pursuant to the wire instructions specified in Schedule A-1 (the “OID”, and, together with the Notes Proceeds, the Stub Amount and the Interest Amount, the “Total Deposit”), which amounts collectively are sufficient to redeem the Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest on the Notes, from July 30, 2013 up to, but not including, October 7, 2013 (the “Outside Date”), with the Escrow Agent in the Escrow Account (as defined below) to be held by the Escrow Agent for the benefit of the holders of the Notes.

(D)	As security for its obligation to redeem the Notes in accordance with Section 3.10 of the Indenture (the “Obligations”), the Grantor has agreed to (i) grant to the Trustee for the ratable benefit of the holders of the Notes a security interest in and lien upon the Escrowed Funds and the other Collateral (each as defined below) and (ii) execute this Agreement to secure the payment and performance by the Grantor of the Obligations.

(E)	The Escrow Agent has agreed to provide certain services to the Grantor as set out in this Agreement.

It is agreed as follows:

1.	DEFINITIONS

1.1	In this Agreement:

“Acquired Assets” shall have the meaning set forth in the preamble of this Agreement.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Acquisition” shall have the meaning set forth in the recitals of this Agreement.

“Acquisition Agreement” means that certain Purchase and Sale Agreement, dated as of June 9, 2013 by and among EP Energy E&P Company, L.P., EPE Nominee Corp. and Atlas Resource Partners, L.P. as the same may have been amended, supplemented or otherwise modified from time to time prior to the Issue Date.

“Affiliate” means, with respect to any person, a Person: (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; (b) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such Person (or a 10% or greater equity interest in a Person which is not a corporation); or (c) of which 10% or more of any class of the Voting Stock (or, in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“authorized representative” shall have the meaning set forth in Section 6.8 of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which the Escrow Agent or the Trustee is authorized or required by law to close.

“Buyers” shall have the meaning set forth in the preamble of this Agreement.

“Collateral” shall have the meaning set forth in Section 4.1 of this Agreement.

“Collateral Investment” shall have the meaning set forth in Section 5.1 of this Agreement.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Effective Resignation Date” shall have the meaning set forth in Section 12.2 of this Agreement.

“Escrow Agent” shall have the meaning set forth in the preamble of this Agreement.

“Escrow Account” means a single account established and maintained by the Escrow Agent in the name “Atlas Resource Escrow Corporation,” which account shall at all times be under the control (within the meaning of Section 8-106 of the UCC) of the Trustee and subject to the terms and conditions of this Agreement.

“Escrowed Funds” means the Total Deposit and all investments (including securities entitlements) thereof made hereunder, plus all interest, dividends and other distributions and payments thereon received or receivable by the Escrow Agent from time to time less any property distributed and/or disbursed in accordance with this Agreement, together with the proceeds of any of the foregoing.

“Escrow Issuer” shall have the meaning set forth in the preamble of this Agreement.

“FinCo” shall have the meaning set forth in the preamble of this Agreement.

“Grantor” shall have the meaning set forth in the preamble of this Agreement.

“Indenture” shall have the meaning set forth in the recitals of this Agreement.

“Initial Purchasers” shall have the meaning set forth in the recitals of this Agreement.

“Initial Purchasers Discount” shall mean the amount of $5,000,000, payable in full satisfaction of the discounts or commissions payable by the Escrow Issuer to the Initial Purchasers in connection with the sale of the Notes pursuant to section 1(a) of the Purchase Agreement.

“Interest Amount” shall have the meaning set forth in the recitals of this Agreement.

“Issuers” shall have the meaning set forth in the preamble of this Agreement.

“Liability” means any loss, damage, cost, charge, claim, demand, expense, penalty, judgment, demand, action, proceeding or other liability whatsoever (including, without limitation, in respect of taxes, duties, levies, imposts and other charges) and including any value added tax or similar tax charged or chargeable in respect thereof and legal fees and expenses and the fees and expenses of other professionals on a full indemnity basis.

“Notes” shall have the meaning set forth in the recitals of this Agreement.

“Notes Proceeds” shall have the meaning set forth in the recitals of this Agreement.

“OID” shall have the meaning set forth in the recitals of this Agreement.

“Obligations” shall have the meaning set forth in the recitals of this Agreement.

“Offering” shall have the meaning set forth in the recitals of this Agreement.

“Offering Memorandum” shall have the meaning set forth in the recitals of this Agreement.

“Outside Date” shall have the meaning set forth in the recitals of this Agreement.

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Person” means any individual, corporation, company (including limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Purchase Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Redemption Certificate” means a certificate executed by an authorized representative of the Grantor certifying to the Trustee and the Escrow Agent that the Acquisition Agreement has been terminated in accordance with its terms.

“Representative” shall have the meaning set forth in the recitals to this Agreement.

“Special Mandatory Redemption Date” shall have the meaning set forth in the Indenture.

“Special Mandatory Redemption Event” shall have the meaning set forth in the Indenture.

“Special Mandatory Redemption Price” shall have the meaning set forth in the Indenture.

“Stub Amount” shall have the meaning set forth in the recitals of this Agreement.

“Temporary Cash Investments” means any of the following: (a) investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof; and (b) investments in money market funds or accounts whose assets are substantially all comprised of Cash Equivalents (as defined in the Indenture).

“Total Deposit” shall have the meaning set forth in the recitals of this Agreement.

“Trustee” shall have the meaning set forth in the preamble of this Agreement.

“Voting Stock” means securities of any class or classes of a person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing equivalent functions).

1.2	Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Indenture. Unless otherwise defined herein or in the Indenture, terms defined in Articles 8 or 9 of the Uniform Commercial Code as in effect in the state of New York (the “UCC”) are used herein as therein defined.

2.	APPOINTMENT

The Escrow Issuer hereby appoints the Escrow Agent as escrow agent for the purposes in accordance with the terms and conditions set out in this Agreement and the Escrow Agent hereby accepts such appointment on the terms and conditions set out in this Agreement.

3.	ESCROWED FUNDS; ESCROW ACCOUNT

3.1	The Escrow Agent shall hold the Escrowed Funds and, subject to the terms and conditions hereof, shall invest and reinvest the Escrowed Funds as directed in accordance with Section 5.

3.2	The Escrow Agent shall establish and maintain the Escrow Account herein provided for in accordance with the terms of this Agreement.

4.	COLLATERAL AND SECURITY INTEREST

4.1

Each Grantor hereby pledges to the Trustee for its benefit and for the ratable benefit of the holders of the Notes and hereby grants to the Trustee for their benefit and for the ratable benefit of the holders of the Notes a continuing first priority security interest in and to all of the Grantor’s right, title and interest in, to and under the following (hereinafter collectively referred to as the “Collateral”), whether characterized as investment property, certificated securities, uncertificated securities, general intangibles or otherwise: (a) the Escrow Account and all financial assets credited to the Escrow Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Escrow Account, (b) all Collateral Investments (as hereinafter defined) and all certificates and instruments, if any, representing or evidencing the Collateral Investments, and any and all security entitlements to the Collateral Investments, and any and all related securities accounts in which security entitlements to the Collateral Investments are carried, (c) all cash, notes, deposit accounts, checks and other instruments, if any, from time to time hereafter delivered to or otherwise possessed by the Escrow Agent for or on behalf of the Grantor in substitution for or in addition to any or all of the then existing Collateral, (d) all of Grantor’s rights under this Agreement and (e) all proceeds of and other distributions on or with respect to any and all of the foregoing Collateral (including, without limitation, all dividends, interest, principal payments, cash, options, warrants, rights, investments, subscriptions and other property or proceeds, including proceeds that constitute property of the types described in clauses (a) through (d) of this Section 4.1). The Escrow Agent (in its capacity as a securities intermediary) hereby agrees that it will comply with written entitlement orders or instructions originated by the Trustee without further consent by the Grantor (in its capacity as a debtor/entitlement holder), it being acknowledged and agreed that so long as the Escrow Agent has not received notice from the Trustee or the Representative that an Event of Default exists, the Escrow Agent shall honor entitlement orders issued by the Grantor in accordance with Sections 5 or 6 hereof.

4.2	The pledge and lien granted by Grantor pursuant to Section 4.1 above secures the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations.

4.3	All certificates or instruments representing or evidencing the Collateral, including, without limitation, amounts invested as provided in Section 5 hereof, shall be delivered to and held by the Escrow Agent pursuant to the terms hereof and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance sufficient for the Trustee to have control over such Collateral, or shall be credited to the Escrow Account that shall be maintained as a securities account by the Escrow Agent.

4.4	The Escrow Agent hereby agrees that all property delivered to the Escrow Agent for crediting to the Escrow Account will be promptly credited to the Escrow Account by the Escrow Agent. The Escrow Agent represents and warrants that it has not entered into, and agrees that it will not enter into, any control agreement or any other agreement relating to the Escrow Account with any other third party without the prior written consent of the Grantor, the Trustee and the Initial Purchasers, except for this Agreement.

4.5	Except as otherwise provided by Section 6 hereof:

(a)	So long as the Obligations remain unpaid, the Grantor will maintain the Escrow Account with the Escrow Agent.

(b)	It shall be a term and condition of the Escrow Account, that no amount (including interest on Collateral Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Grantor or any other Person from the Escrow Account.

(c)	The Escrow Account shall be established and maintained as a securities account (as defined in Section 8-501 of the UCC).

4.6

The Grantor will, promptly upon request by Trustee or the Escrow Agent, (i) execute and deliver or cause to be executed and delivered, or use its reasonable best efforts to procure and deliver to the Escrow Agent, all assignments, instruments and other documents and (ii) take any other actions that are reasonably necessary to perfect, continue the perfection of, or protect the first priority of the Trustee’s security interest in and to the Collateral, to protect the Collateral against the rights, claims, or interests of third persons (other than any such rights, claims or interests created by or arising through the Escrow Agent for the benefit of the Trustee) or to effect the purposes of this Agreement. The Grantor also hereby authorizes the Trustee to file any UCC financing or continuation statements that reasonably describe the Collateral in such jurisdictions and filing offices and containing such description of the Collateral as the Initial Purchasers, on behalf of the Trustee, may determine is reasonably necessary in order to perfect the security interest granted herein; provided that the foregoing request or authorization does not impose any obligation of the Trustee or Escrow Agent to perfect, continue or otherwise maintain the security interest as provided herein on behalf of the Trustee or the Initial Purchasers. The Grantor will promptly pay all reasonable costs incurred in connection with any of the foregoing within 30 days of receipt of an invoice therefor. The Grantor also agrees, whether or not requested by the Trustee, that the Grant has sole obligation to take or cause to take all actions that are reasonably necessary to perfect, continue the perfection of, or to protect the first priority of, the Trustee’s security interest in and to the Collateral, including the filing of all necessary UCC financing and continuation statements, and to protect the Collateral against the rights, claims or interests of third persons (other than any such rights, claims or interests created by or arising through the Escrow Agent for the benefit of the Trustee).

5.	INVESTMENTS

5.1	The Escrow Agent shall cause the Escrowed Funds to be invested in such Temporary Cash Investments (any such investment, a “Collateral Investment”) as the Grantor may specify in writing from time to time. During the term of this Agreement, the Grantor shall bear and retain sole responsibility for the selection of investments of the Escrowed Funds and all risks from such investments. In the absence of instructions from the Grantor, the applicable Escrowed Funds will remain uninvested with no liability for interest thereon. The Escrow Agent shall have no obligation to invest the Escrowed Funds if deposited with the Escrow Agent after 2:00 p.m. New York City time on the day of deposit. Instructions received after 2:00 p.m. New York City time will be treated as if received on the following Business Day. The Escrow Agent shall have no responsibility or liability for any investment losses resulting from the investment, reinvestment or liquidation of the Escrowed Funds in accordance with the provisions hereof. Any interest or other income received in respect of such investment and reinvestment of the Escrowed Funds shall become part of the Escrowed Funds, and losses incurred in respect of such investment and reinvestment of the Escrowed Funds shall be reflected in the value of the Escrowed Funds from time to time. Notwithstanding the foregoing, the Escrow Agent shall be authorized to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrowed Funds pursuant to this Agreement. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder.

5.2

The Escrow Agent shall become the holder on behalf of the Trustee of the Collateral Investments (or applicable security entitlements thereto) through the following delivery procedures: (i) in the case of Collateral Investments that are uncertificated securities, registration of one of the following as owner of such uncertificated securities: (1) the Escrow Agent, (2) a Person designated by the Escrow Agent, or (3) a Person other than a securities intermediary or financial intermediary, that becomes the registered owner of such uncertificated securities on behalf of the Escrow Agent and acknowledges that it holds the same for the Escrow Agent; and (ii) in the case of Collateral Investments in the form of Temporary Cash Investments, the making of book entries by the securities intermediary (other than a clearing corporation) to whose account such Temporary Cash Investments have been credited on the books of a Federal Reserve Bank (or on the books of another such securities intermediary (other than a clearing corporation)) indicating that such Temporary Cash Investments have been credited to an account of the Escrow Agent, and the sending by such securities intermediary to the Escrow Agent of confirmation of such transfer to the Escrow Agent’s account, in each case, as applicable depending on the nature of the Temporary Cash Investments.

Prior to or concurrently with the execution and delivery of this Agreement and prior to the transfer to the Escrow Agent of Collateral Investments (or acquisition by the Escrow Agent of any security entitlement thereto) the Escrow Agent shall establish the Escrow Account on its books as an account segregated from all other custodial or collateral accounts. All Collateral Investments shall be credited to the Escrow Account, and the Escrow Agent hereby agrees to treat all property credited to the Escrow Account as a “financial asset” as defined in Section 8-102(a)(9) of the UCC. Subject to the other terms and conditions of this Agreement, all Collateral Investments held by the Escrow Agent pursuant to this Agreement shall be held in the Escrow Account subject (except as expressly provided in Sections 6.1 and 6.2 hereof) to the control (within the meaning of Sections 8-106 and 9-106 of the UCC) of the Trustee for the ratable benefit of the holders of the Notes and segregated from all other funds or other property otherwise held by the Escrow Agent.

6.	RELEASE OF ESCROWED FUNDS

6.1	The Escrow Agent is directed to hold and distribute the Escrowed Funds in the following manner and will release the Escrowed Funds only in the cases specifically provided for in this Section 6.

6.2	If the Escrow Agent receives, at any time on or prior to 5:00 p.m. (New York City time) on the Outside Date, a certificate in the form attached hereto as Exhibit A executed by an authorized representative of the Escrow Issuer and containing the certifications described therein, the Escrow Agent shall, on (i) the same Business Day as the receipt by the Escrow Agent of such certificate (provided that such receipt is at any time on or prior to 11:00 a.m. (New York city time)), otherwise on the next Business Day following receipt by the Escrow Agent of such certificate or (ii) the date specified in such certificate, if later (or, if such date is not a Business Day, the first Business Day after such date), liquidate all investments of Escrowed Funds then held by it (subject to Section 18 hereof) and disburse from the Escrow Account to such Person(s) or account(s) as specified in such certificate, all Escrowed Funds held in the Escrow Account. The Escrow Issuer shall simultaneously deliver to the Trustee a copy of any certificate delivered to the Escrow Agent pursuant to this Section 6.2.

6.3	Upon receipt by the Escrow Agent of a Redemption Certificate, which shall be delivered to the Escrow Agent within 1 Business Day following a Special Mandatory Redemption Event, the Escrow Agent shall liquidate all investments of Escrowed Funds then held by it (subject to Section 18 hereof) not later than the last Business Day prior to the Special Mandatory Redemption Date specified in the Redemption Certificate. On the Business Day prior to the Special Mandatory Redemption Date, the Escrow Agent shall release all Escrowed Funds prior to 11:00 a.m. (New York City time) as follows:

(a)	first, to the Trustee an amount equal to the Special Mandatory Redemption Price (or if less than such amount Escrowed Funds exists at such time, all Escrowed Funds); and

(b)	second, to the Grantor or its designee or designees, any Escrowed Funds remaining after the above distributions.

6.4	If the Trustee is required to effect the redemption contemplated by Section 3.10 of the Indenture and Section 6.3 above and for any reason the amount of Collateral to be released is insufficient to pay the Special Redemption Price to redeem all of the outstanding Notes as provided in Section 3.10 of the Indenture, the Grantor agrees to pay to the Escrow Agent, no less than one Business Day prior to the Special Mandatory Redemption Date, the amount of funds necessary to permit all outstanding Notes to be redeemed in accordance with the provisions of the Indenture.

6.5	Upon the release of any Collateral from the Escrow Account in accordance with the terms of this Agreement, the security interest evidenced by this Agreement in such released Collateral will automatically terminate without any further action and such security interest will be of no further force and effect. Such released Collateral will be delivered to the recipient free and clear of any and all liens, claims or encumbrances of any person, including, without limitation, the Escrow Agent, the Trustee and the holders of the Notes. The Escrow Agent and Trustee will take at the request of the Grantor, and hereby authorize the Grantor to take, all steps necessary to terminate any UCC financing statements and will execute such other documents without recourse, representation or warranty of any kind as the Grantor may reasonably request in writing to evidence or confirm the termination of the security interest in such released Collateral.

6.6	The Escrow Agent shall not be required to liquidate any Collateral Investment in order to make any release hereunder unless (i) required to do so to effect any distribution pursuant to Section 6.2 or 6.3 hereof; or (ii) instructed to do so by written instructions executed by the Grantor.

6.7	Anything in this Agreement to the contrary notwithstanding, the Escrow Agent shall disburse Escrowed Funds as directed pursuant to a final judgment of a court of competent jurisdiction (without further right of appeal) if such order is received by the Escrow Agent prior to receiving the written notice set forth in the following clause.

6.8

The Escrow Agent shall confirm each funds transfer instruction received in the name of the Escrow Issuer by means of the security procedure selected by such party and communicated to the Escrow Agent through a signed certificate in the form of Schedule 6.8 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Agreement. Once delivered to the Escrow Agent, Schedule 6.8 may be revised or rescinded only by a writing signed by an authorized representative of the Escrow Issuer. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Schedule 6.8 or a rescission of an existing Schedule 6.8 is delivered to the Escrow Agent by an entity that is a successor-in-interest to a party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the party under this Agreement.

The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by the Escrow Issuer may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay. Each representative authorized to act pursuant to Schedule 6.8 shall be referred to as an (“authorized representative”).

6.9	Upon request of the Grantor, (i) the Escrow Agent shall provide the Grantor the amount of fees and reasonable and documented out-of-pocket expenses due to the Escrow Agent pursuant to Section 9 hereof and other amounts owed to the Escrow Agent pursuant to Section 7.3 and Section 8.4 hereof as of the date of such request; and (ii) the Trustee shall provide the Grantor the amount of fees, reasonable out-of-pocket expenses of the Trustee, indemnities and other amounts owed to the Trustee under the Indenture as of the date of such request.

7.	INCOME TAX ALLOCATION AND REPORTING

7.1	The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrowed Funds shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Escrow Issuer, whether or not such income was disbursed during such calendar year. The Escrow Issuer shall be responsible for paying taxes (including any penalties and interest thereon) on all interest earned on the Escrowed Funds and for filing all necessary tax returns with respect to such income. Escrow Agent shall not have any obligation to file or prepare any tax returns concerning matters covered by this Escrow Agreement.

7.2	Prior to the date hereof, the Escrow Issuer shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9, W-8BEN, W-8CE, W-8ECI, W-8EXP, or W-8IMY and such other related forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrowed Funds.

7.3

To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrowed Funds, the Escrow Agent shall satisfy such liability from the Escrowed Funds to the extent funds are available pursuant to the terms of this Agreement. The Grantor hereby indemnifies, defends and holds the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrowed Funds and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or wilful misconduct of the Escrow Agent. Payment pursuant to this Section 7.3, shall be made by the Grantor within 60 days of receipt of written demand from the Escrow Agent.

8.	DUTIES OF THE ESCROW AGENT AND INDEMNIFICATION

8.1	The duties of the Escrow Agent are purely ministerial in nature and its sole obligation shall be to perform the duties specifically set forth in this Agreement. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Agreement. Except as provided in Section 8.9, the Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Agreement or any other agreement.

8.2	The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken in accordance with the advice of counsel retained by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Sections 8.4 and 9.1 hereof for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel.

8.3	The Escrow Agent shall not be liable or responsible for any Liabilities or inconvenience which may result from anything done or omitted to be done by it in accordance with this Agreement and shall bear no obligation or responsibility to any person in respect of the operation of the Escrow Account, unless such Liability arises as a result of the gross negligence or wilful misconduct of the Escrow Agent. The Escrow Agent is not responsible for the validity or legality of any transaction associated with any of the Escrowed Funds. Under no circumstances shall the Escrow Agent or the Grantor be liable for any consequential or special loss, or indirect, consequential, special, incidental or punitive damages, however caused or arising even if advised of the possibility of such loss or damage.

8.4

The Grantor hereby indemnifies and holds harmless the Escrow Agent for an amount equal to any and all Liabilities or obligations of any kind whatsoever that may be imposed on or incurred by the Escrow Agent in connection with any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement; provided that the Grantor shall not have any obligation to indemnify the Escrow Agent for any claims finally determined by a court of competent jurisdiction to have resulted solely from the negligence or wilful misconduct of the Escrow Agent. The Escrow Agent may select and employ separate counsel with respect to any such action, claim or proceeding brought against it, and provided that a court of competent jurisdiction does not finally determine that such action, claim or proceeding resulted solely from the negligence or wilful misconduct of the Escrow Agent, the reasonable fees of such counsel shall be paid by the Grantor. The provisions of this Section 8.4 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

8.5	The Escrow Issuer shall be responsible for paying taxes (including any penalties and interest thereon) on all interest earned on the Escrowed Funds and for filing all necessary tax returns with respect to such income. Escrow Agent shall not have any obligation to file or prepare any tax returns concerning matters covered by this Escrow Agreement.

8.6	The Escrow Agent shall not be liable for any action taken or not taken, and shall be entitled to rely on and treat as a genuine document any document that it reasonably believes in good faith to be a notice, direction or other document furnished to it by any Party or any legal counsel of a Party in writing and by whatever means without further investigation and believed by the Escrow Agent in its absolute discretion to be genuine and to have been signed by the proper persons.

8.7	In the event that (i) any conflict, disagreements or dispute arises between, among or involving any of the Parties concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement or (ii) the Escrow Agent is of the reasonable opinion that it is unclear how it is required to act hereunder, it may, in its absolute discretion and without being liable for any Liability resulting therefrom refrain from acting (including releasing the Escrowed Funds) until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction (which shall include an order in an interpleader action) or a final non-appealable arbitration decision directing delivery of the Escrowed Funds or (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrowed Funds, in which event the Escrow Agent shall be authorized to disburse the Escrowed Funds in accordance with such final court order, arbitration decision, or agreement without further question, authority or consent. In each case, the Escrow Agent shall be entitled to recover attorneys’ fees, expenses and other costs incurred in connection with any action, arbitration or agreement addressing such conflict, disagreement, dispute or clarification. Furthermore the Escrow Agent shall be entitled to seek and rely upon, and shall be protected in acting in good faith upon, the advice or opinion of, or any information addressed to the Escrow Agent obtained from any lawyer and shall not be liable for any Liability occasioned by so acting (or for any delay or inaction pending the obtaining of such advice or opinion in good faith), except to the extent that such Liability is due to the Escrow Agent’s gross negligence or wilful misconduct.

8.8	The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with anyone or more of its affiliates, so long as such action is in a manner not inconsistent with the terms of this Agreement.

8.9	The Escrow Agent may execute any of its powers or responsibilities hereunder either directly or by or through its agents or attorneys representatives, custodians, and/or nominees and the Escrow Agent shall not be responsible for any misconduct or negligence on the part of any such Party appointed by the Escrow Agent with due care.

8.10	The permissive rights of the Escrow Agent to do things enumerated in this Agreement shall not be construed as duties.

8.11	No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Agreement

9.	FEES AND EXPENSES

9.1	The Escrow Agent shall be entitled to compensation for its services hereunder as Grantor and the Escrow Agent shall from time to time agree in writing, which compensation shall be paid by Grantor. The Grantor shall pay to the Escrow Agent reasonable and documented out-of-pocket expenses and disbursements to the extent then invoiced (including documentation supporting such requests), including reasonable legal expenses of one legal counsel.

9.2	If the Escrow Agent considers it expedient or necessary to undertake duties which are of an exceptional nature or otherwise outside the scope of the normal duties of the Escrow Agent under this Agreement, and the Escrow Agent undertakes such duties with the prior written consent of the Grantor, the Grantor shall pay to the Escrow Agent additional remuneration as agreed to by the Grantor and the Escrow Agent.

9.3	All payments by the Grantor under this Section 9 shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of any nature imposed by any government having power to tax, unless such withholding or deduction is required by law.

9.4	Any payment under this Section 9 shall be made within 30 calendar days of the date of receipt of the relevant invoice (including documentation reasonably supporting such requests) by the Grantor.

10.	MODIFICATION

10.1	No waiver, modification to or variation of this Agreement (or any document entered into pursuant to this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party or Parties affected. Notwithstanding the foregoing, at any time prior to the Outside Date, the Grantor, in its sole discretion and without the consent of any other Person, may amend Exhibit A hereto; provided, that the certifications in paragraphs 1, 2 and 3 of Exhibit A hereto may not be modified without the prior written consent (which may be in the form of email) of the Representative (with the consent of the Representative not to be unreasonably withheld or delayed).

10.2	No provisions of this Agreement (including, without limitation, those relating to the release of the Escrowed Funds under Section 6 hereof) may be modified in any manner materially adverse to the holders of the Notes without the written consent of the holders of 75% in principal amount of the Notes then outstanding voting as a single class.

11.	TERMINATION

11.1	This Agreement shall terminate upon the distribution of all Escrowed Funds from the Escrow Account in accordance with the provisions of Section 6. At such time and upon the written instruction of the Trustee, the Escrow Agent shall reassign and redeliver to the Grantor all of the Collateral hereunder that has not been sold, disposed of, retained or applied by the Escrow Agent in accordance with the terms of this Agreement and the Indenture. Such reassignment and redelivery to the Grantor shall be without warranty by or recourse to the Escrow Agent in its capacity as such, except as to the absence of any liens on the Collateral created by or on account of actions of the Escrow Agent, and shall be at the reasonable expense of the Grantor.

11.2	Sections 8 and 9 hereof shall survive the termination of this Agreement.

12.	CHANGE IN ESCROW AGENT

12.1	The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Grantor may remove the Escrow Agent by furnishing to the Escrow Agent written notice of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal.

12.2	Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor (the “Effective Resignation Date”), and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Grantor, as evidenced by a written notice filed with the Escrow Agent or in accordance with a court order.

12.3	Following the transfer of the Escrowed Funds to any designated successor escrow agent or other designated party, the Escrow Agent shall automatically be discharged from its obligations under this Agreement.

12.4	If, prior to the Effective Resignation Date, the Grantor has not appointed a successor escrow agent or instructed the Escrow Agent to transfer the Escrowed Funds in accordance with Section 12.3 above, the Escrow Agent may, on or after the Effective Resignation Date, (i) petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties or (ii) appoint a nationally recognized financial institution as successor escrow agent. Any such appointment shall be binding upon all of the Parties hereto and the Escrow Agent shall be entitled to transfer the Escrowed Funds to the successor escrow agent so appointed, at which such time the Escrow Agent’s obligations hereunder shall terminate.

13.	ASSIGNMENT

13.1	Nothing in this Agreement, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the Parties hereto and their successors and assigns, any legal claim under any covenant, condition or provision hereof, all the covenants, conditions and provisions contained in this Agreement being for the sole benefit of the Parties hereto and their successors and assigns.

13.2	No Party shall assign, transfer, or create security over, all or any of its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent may be withheld in the sole discretion of the Party whose consent is sought. Any purported assignment, transfer or security without that consent shall be null and void and of no force or effect.

13.3	If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or association without any further act pursuant to Section 13.2, so long as such corporation or banking association is a nationally recognized financial institution, shall be the successor Escrow Agent.

14.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

15.	ENTIRE AGREEMENT

This Agreement represents the whole agreement among the Parties in relation to its subject matter and supersedes all prior representations, promises, agreements and understandings. The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuation in force of the remainder of it.

16.	NOTICES

16.1	Any notice required to be given under this Agreement to any of the Parties shall be made in the English language, shall be delivered in person, sent by pre-paid (certified or registered) mail, by nationally recognized overnight courier, or by fax or email addressed to:

If to the Trustee or Escrow Agent:

Wells Fargo Bank, National Association

150 East 42nd Street, 40th Floor

New York, NY 10017

Attention: Corporate Trust Services – Atlas Resource

Fax: 917-260-1593

Email: Yana.Kislenko@WellsFargo.com

If to the Grantor:

Atlas Resource Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, Pennsylvania

Fax: 215-761-0457

Attention: Lisa Washington

with a copy (which shall not constitute notice) to:

Ledgewood, P.C.

1900 Market Street

Philadelphia, Pennsylvania 19103

Fax: (215) 735-2513

Attention: J. Baur Whittlesey

If to the Representative:

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Facsimile: (212) 797-4877

Attention: Leveraged Debt Capital Markets

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Facsimile: (212) 378-2543

Attention: Douglas Horowitz, Esq.

or any other address of which written notice has been given to the Parties in accordance with this Section.

16.2	Any such notice shall take effect, if delivered in person, at the time of delivery, if sent by registered or certified mail, the third following Business Day, if sent by nationally recognized overnight courier, the next Business Day, and, in the case of fax or email, 24 hours after the time of dispatch, provided that in the case of a notice given by fax transmission or email, no mail delivery disruption report is returned to the sender sdurint such period.

16.3	All notices and certificates sent or delivered to the Escrow Agent by any Party (other than the Trustee) shall simultaneously be delivered to the Trustee.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

17.2	Each Party hereto irrevocably (i) agrees that any legal suit, action or proceeding against such Party arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any U.S. Federal or state court in the Borough of Manhattan, The City of New York and (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding.

17.3	WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LE-GAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

18.	WIRE TRANSFER INSTRUCTIONS

18.1	All cash deposited into the Escrow Account by any Person will be transferred by wire transfer (except for transfers to the Escrow Account by the Trustee which may be by book entry) of immediately available funds in accordance with wire instructions set forth in Schedule A-1.

18.2	All cash (including the cash proceeds from liquidation of any Escrowed Funds) distributed from the Escrow Account to any Person will be transferred by wire transfer (except for transfers from the Escrow Account to the Trustee which may be by book entry) of immediately available funds in accordance with wire instructions provided in writing by any Party to the Escrow Agent in Schedule A-2, which shall be superseded by any amendments thereto or such other schedules provided subsequent to the execution of this Agreement, prior to such distribution.

18.3	If, upon termination of this Agreement and after any required liquidation or distribution of Escrowed Funds for the benefit of any person other than the Grantor, pursuant to Section 6 hereof, any Escrowed Funds consists of assets other than cash and are to be released to the Grantor, the Escrow Agent shall liquidate such Escrowed Funds into cash and distribute them pursuant to Section 6.3 hereof unless the Grantor has provided a prior written request to the Escrow Agent not to liquidate such Escrowed Funds and to deliver such non-cash Escrowed Funds in kind to the Grantor, to the extent the Grantor is entitled to a distribution, at such account(s) or location(s) specified by the Grantor in such written request. If the Escrow Agent receives such a request, it shall deliver such non-cash Escrowed Funds to the Grantor as promptly as practicable. No request by the Parties pursuant to this paragraph shall constitute an “entitlement order” or instruction with respect to the Escrowed Funds prior to the termination of this Agreement.

19.	U.S.A. PATRIOT ACT

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Escrow Agent, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Escrow Agent. The parties to this Escrow Agreement agree that they will provide the Escrow Agent with such information as it may request in order for the Escrow Agent to satisfy the requirements of the U.S.A. Patriot Act.

20.	MISCELLANEOUS

20.1	In the event that any Escrowed Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrowed Funds, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

20.2	The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrowed Funds escheat by operation of law.

20.3	The Parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the Parties shall be construed and enforced accordingly.

20.4	The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by duly authorized representatives as of the day and year first written above.

ATLAS RESOURCE ESCROW CORPORATION, as a Grantor

By	/s/ Sean McGrath
	Name:	Sean McGrath
	Title:	Chief Financial Officer

Signature Page to Escrow Agreement

(Grantor)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Trustee and Escrow Agent

By	/s/ Yana Kislenko
	Name:	Yana Kislenko
	Title:	Vice President

Signature Page to Escrow Agreement

(Trustee and Escrow Agent)

Exhibit A

Form of Officer’s Certificate

This certificate is being delivered pursuant to Section 6.2 of the Escrow Agreement, dated as of July 31, 2013 (the “Escrow Agreement”), between Atlas Resource Escrow Corporation, a Delaware corporation (the “Escrow Issuer”) (the Escrow Issuer, a “Grantor”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to in the Escrow Agreement and as Escrow Agent (“Escrow Agent”). Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement or the Indenture. The Grantor hereby certifies to the Escrow Agent and directs the Escrow Agent through the undersigned officer as follows:

(1) (a) the Acquisition will be substantially concurrent with the disbursement of the Escrowed Funds as provided hereunder, consummated in all material respects in accordance with the terms of the Acquisition Agreement and (b) no provision of the Acquisition Agreement has been altered, amended or otherwise changed or supplemented, or any provision waived or consented to, in any manner that is material and adverse to the holders of the Notes, as determined in good faith by the Grantor, without the consent of the holders of the Notes as required under the Indenture);

(2) (a) Atlas Energy Holdings Operating Company, LLC (the “Company”) and Atlas Resource Finance Corporation (“FinCo” and together with the Company, the “Issuers”) and (b) Atlas Resource Partners, L.P. and each of the Issuers’ domestic subsidiaries (collectively, the “Required Guarantors”) will substantially concurrently with the Acquisition execute and deliver a supplemental indenture pursuant to which, substantially concurrently with a disbursement of the Escrowed Funds as provided hereunder, the Issuers shall assume the obligations of the Escrow Issuer under the Notes and the Indenture and the Required Guarantors have guaranteed the performance and payment of the Notes;

(3) each of the conditions set forth in Section Section 6 of the Purchase Agreement has been, or will be substantially concurrently with the disbursement of Escrowed Funds as provided hereunder, satisfied;

(4) no Default or Event of Default (each as defined in the Indenture) has occurred or is continuing.

Instructions:

All of the Escrowed Funds will be deemed immediately released and will be transferred to the Issuers on the date hereof by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank Name: Key Bank, National Association

Bank Address: Cleveland, Ohio

ABA No.: 041001039

Account Name (Beneficiary): Atlas Energy Holdings Operating Company, LLC

Account No.: 359681303905

[Signature Page Follows]

IN WITNESS WHEREOF, Grantor, through the undersigned officer, has signed this officer’s certificate this day      of             , 2013.

By:
Name:
Title:

Schedule A-1

WIRE INSTRUCTIONS

All cash deposited into the Escrow Account will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank:	Wells Fargo Bank, National Association
ABA No.:
Account Name (Beneficiary):
Account No.: `
F/F/C/:
Attention:
Ref:

Schedule A-2

WIRE INSTRUCTIONS

All cash distributed from the Escrow Account to the Trustee for payment on the Notes pursuant to a Special Mandatory Redemption Event will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank:	Wells Fargo Bank, N.A.
ABA No.:
Account Name (Beneficiary):
Account No.: `
Attention:
F/F/C/:
Ref:

All cash distributed from the Escrow Account to the Issuers for payment, in part, of the Acquisition, in accordance with Section 6 of the Escrow Agreement, will be transferred by the Escrow Agent by wire transfer of immediately available funds in accordance with the written wire transfer instructions delivered by the Grantor to the Trustee in connection with Acquisition as set forth in an Officer’s Certificate substantially in the form of Exhibit A to the Escrow Agreement.

All cash distributed from the Escrow Account to the Grantor for payment in accordance with Section 6.3 of the Escrow Agreement will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank Name: Key Bank, National Association
Bank Address:
ABA No.:
Account Name (Beneficiary):
Account No.:

SCHEDULE 6.8

The Escrow and Security Agreement by and among Atlas Resource Escrow Corporation, Wells Fargo Bank, National Association, solely as trustee, and Wells Fargo Bank, National Association. (the “Escrow Agent”) dated July 30, 2013 (the “Agreement”)

I hereby certify that I am authorized to deliver this Schedule 6.8 on behalf of Atlas Resource Escrow Corporation (the “Organization”), and hereby further certify that the names, titles, telephone numbers, email addresses and specimen signatures set forth below identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Organization, and that the option checked in Part C of this Schedule 6.8 is the security procedure selected by the Organization for use in verifying that a funds transfer instruction received by the Escrow Agent is that of the Organization.

The Organization has reviewed each of these security procedures and has determined that the option checked in Part C of this Schedule 6.8 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part C of this Schedule 6.8, the Organization acknowledges that it has elected to not use the other security procedures described below and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by the Organization.

NOTICE: The security procedure selected by the Organization will not be used to detect errors in the funds transfer instructions given by the Organization. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that the Organization take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part A

•	Name, Title, Telephone Number, Email Address and Specimen Signature

•	for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of the Organization

Name	Title	Telephone Number	Email Address	Specimen Signature

[list more if desired]

Part B

•	Name, Title, Telephone Number and Email Address for person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	Email Address

[list more if desired]

Part C

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part B above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts A and B of this Schedule 6.8.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by email, as described in Option 2.

☐	Option 2. Confirmation by email. The Escrow Agent shall confirm funds transfer instructions by email to a person at the email address specified for such person in Part B of this Schedule. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts A and B of this Schedule 6.8. The Organization understands the risks associated with communicating sensitive matters, including time sensitive matters, by email. The Organization further acknowledges that instructions and data sent by email may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by email, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐	Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If the Organization wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If the Organization chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐	Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ email (must check at least one, may check both) to a person at the telephone number or email address designated on Part B above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this day of , 20 .

By
Name:
Title: